EXHIBIT 10.1

10990 Wilshire Blvd., Suite 1200

Los Angeles, CA 90024

(310) 943-8040

January 16, 2007

Richard B. Phillips, Ph.D

Dear Dr. Phillips:

This letter (the “Letter”) shall confirm our understanding as to the terms of the offer of employment of Cougar Biotechnology, Inc. (“Cougar”) to you to serve as Vice President of Regulatory Affairs and Quality Assurance. Should you accept this position with Cougar:

1.	You shall receive an annualized base salary of $220,000 (the “Base Salary”), subject to legally required withholding and other required deductions, and payable in accordance with Cougar’s normal payroll practices. Your employment shall commence no later than January 29, 2007 (the “Commencement Date”).

2.	At the sole discretion of the Board of Directors of Cougar, you may receive an additional annual bonus (the “Discretionary Bonus”) in an amount equal to up to 30% of your Base Salary. The payment of the Discretionary Bonus shall be based upon your performance on behalf of Cougar during the prior year, considering factors to include, without limitation, your oversight of the formation and development of a Regulatory Affairs and Quality Assurance department on behalf of Cougar, regulatory compliance relating to Cougar’s current and future clinical programs, and your performance relating to other job duties you are requested to perform by Cougar. The Discretionary Bonus shall be payable on the anniversary of the Commencement Date, either as a lump-sum payment or in installments, as determined by the Board of Directors of Cougar in its sole discretion.

3.	As additional compensation for the services to be rendered by you pursuant to this Agreement, it will be recommended to the Board of Directors that you be granted a stock option (“Stock Options”) to purchase 90,000 shares of Cougar’s common stock, par value $0.0001 per share (the “Common Stock”) at an exercise price equal to the fair market value of our stock on the grant date. The authority to grant stock options is that of our Board of Directors, and thus a determination to grant the Stock Options or other options in the future, and the specific terms of any options granted, is subject to the discretion of the Board of Directors. If granted, the Stock Options shall be governed by Cougar’s 2003 Stock Option Plan and shall vest, if at all, in three equal installments occurring on the first three anniversaries of the Commencement Date. You will be required to enter into a stock option agreement with Cougar setting forth the terms of the Stock Options.

4.	You shall be reimbursed for all of your pre-approved out-of-pocket expenses incurred in connection with Cougar’s business.

5.	Effective the first day of the month after the Commencement Date, you will be entitled to participate in group medical coverage pursuant to the group policy of Cougar.

6.	After 30 days of employment with Cougar, you will be able to participate in Cougar’s life insurance and accidental and dismemberment insurance programs, each of which are currently paid by Cougar.

7.	After 90 days of employment with Cougar, you will be able to participate in Cougar’s 401(k) plan. Cougar currently matches the first 3% of an employee’s contribution at 100%. Cougar currently further matches the next 2% of an employee’s contribution at 50%.

8.	After six months of employment with Cougar, you will accrue vacation time at a rate of one and one-half weeks per six months of completed continued service, subject to the terms of Cougar’s employee manual, a copy of which will be provided to you.

9.	Your employment shall be on an at-will basis and will be subject to, and you will be required to sign (a) Cougar’s employee manual and (b) a confidentiality, inventions and non-compete agreement. Please further note that, as set forth in Cougar’s employee manual, the employee benefits provided to you by Cougar, including without limitation the medical coverage, insurance coverage, 401(k) participation and vacation as set forth above, are subject to change by Cougar, in its sole discretion, at any time and from time to time.

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this Letter in the space provided and returning a copy to me.

Very truly yours,

COUGAR BIOTECHNOLOGY, INC.

/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer

Agreed and Accepted:

/s/ Richard B. Phillips, Ph.D
Richard B. Phillips, Ph.D